Exhibit 10.24

*Portions of this exhibit marked [*] are requested to be treated confidentially.

CONTENT LICENSE AGREEMENT

        This CONTENT LICENSE AGREEMENT (the “Agreement”) is entered into and effective September 17, 2008 (the “Effective Date”), by and between World Book, Inc. (“World Book”), a Delaware corporation with offices at 233 North Michigan Avenue, Suite 2000, Chicago, IL 60601, and HSW International, Inc. (“HSWI”), a Delaware corporation with offices at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia  30326.

        WHEREAS, World Book owns or licenses certain articles and other materials including, without limitation, the Reference Content and Images content.

        WHEREAS, HSWI desires to Display certain Content on the HSWI Websites and World Book desires to license the Content for this use in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

1.     DEFINITIONS.  Capitalized terms not otherwise defined herein shall have the meanings specified below.

1.1 “Acquisition” is defined in Section 11.8 hereof.

1.2 “Payments/Advances” is defined in Section 4.1(ii) hereof.

1.3 “Affiliate” means any distributor or franchisee of HSWI or any company or other entity worldwide, including without limitation corporations, partnerships, joint ventures, and limited liability companies in which HSWI directly or indirectly holds at least a 19% ownership, equity, control or financial interest and which HSWI intends to enjoy any of HSWI’s rights hereunder.  A list of Affiliates as of the Effective Date is attached hereto as Attachment A.  Attachment A may be modified from time to time upon notice by HSWI to reflect a revised list of Affiliates and each modified Attachment A shall be deemed incorporated herein by reference.

1.4 “Affinity” means the arrangement of Reference Content and Images into articles about a variety of subjects as agreed by HSWI and World Book in accordance with this Agreement and identified in detail in Schedule A.

1.5 “Article” is defined in Section 2.2(i) hereof.

1.6 “Buy-Out Fee” is defined in Section 4.2 hereof.

1.7 “Competitors” is defined in Section 11.8 hereof.

1.8 “Competitors II” is defined in Section 2.1(ii) hereof.

1.9 “Confidential Information” means any and all trade secrets, proprietary or confidential information of either party and includes, without limitation: (a) any information, software, material, data or business, financial, operational, customer, vendor, and other information disclosed by one party to the other, (b) the terms of this Agreement, and/or (c) the fact of the existence of this Agreement except as specifically permitted in Section 7.  Confidential Information will not include information that the receiving party can prove:  (w) was already in such party’s possession prior to receipt; (x) was independently developed by such party; (y) was obtained from a third party who had the right to disclose such information to such party, and/or (z) was or became generally available to the public other than as a result of disclosure by such party.

1.10 “Content” means, collectively: (a) the Reference Content; (b) Translated Content; (c) any updates to any of the foregoing provided by World Book; and (d) World Book Derivatives. The term “Content” shall not include any HSWI Modifications.

1.11 “Delivery Period” means the following:

(i)     July 1, 2008 – December 30th, 2009

1.12 “Display” means to use, publicly display, publicly perform, provide a link to, provide the ability to download and/or print and otherwise make available on or through web sites.

1.13 “Effective Date” is defined in the preamble of this Agreement.

1.14 “Encyclopedia” means a tab or section of a website: (a) branded with the word “encyclopedia”; or (b) that consists solely of multiple unrelated Affinities as provided by World Book hereunder.

1.15 “Excess Royalties” is defined in Section 4.1(iii) hereof.

1.16 “Exclusive” shall mean World Book shall have no further right to grant to third parties the same or any other licenses to the Content in the Open Free Web and itself retains no such rights or other licenses.

1.17 “Force Majeure Event” is defined in Section 11.1 hereof.

1.18 “HSWI Modifications” means modifications to the Content made by or on behalf of HSWI or its Affiliates in accordance with this Agreement, except to the extent the HSWI Modifications are World Book Derivatives.

1.19 “HSWI Websites” means, collectively, the Chinese language website found at bowenwang.com.cn, and all other websites (be they Chinese language or non-Chinese language) owned or controlled by HSWI or its Affiliates whether presently existing or later developed, and all successor websites to any of the foregoing websites

1.20 “Images” means illustrative materials, including but not limited to charts, graphs, photographs, tables and renderings wholly owned by World Book and licensed to HSWI.

1.21 “Intellectual Property Rights” means any and all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, or similar intellectual property rights, as well as any and all moral rights, rights of droit moral, rights of privacy, publicity and similar rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic.

1.22 “Net Revenue” means gross revenue less costs not to exceed [*] percent ([*]%) of such gross revenue, including reasonable third-party agency/ third-party advertising sales commissions and rebates and serving, bad debts and applicable taxes.

1.23 “Open Free Web” means all websites (i) through which content can be indexed by Google and/or other consumer search engines; (ii) through which content is openly accessible by the public free of charge, and/or (iii) that do not charge a subscription fee or other fee for access to the content of the website.

1.24 ”Reference Content” means content created from various World Book digital databases, print products, outside reference sources or materials acquired by World Book and which shall be provided in simplified Chinese characters and shall consist of sixteen million (16,000,000) to [*] ([*]) Chinese characters.

1.25 “Royalties” means fees payable by HSWI to World Book and calculated on the basis set forth in Section 4.1 hereof.

1.26 “Significant Breach” means an uncured breach (pursuant to the cure provisions of Section 6.2(i)) by HSWI of one or more of the following:

(i)     HSWI brands the Affinities with the word “Encyclopedia” and/or Displays the Affinities or the underlying Reference Content and/or Images as an Encyclopedia in breach of Section 2.2(iii);

(ii)     HSWI uses or Displays the World Book Brand to promote the Content in violation of Section 7.4;

(iii)     HSWI assigns this Agreement to a Competitor (as defined in Section 11.8) of World Book in violation of Section 11.8; and/or

(iv)     HSWI fails to make payments as required by Section 4.

1.27 “Translated Content” means non-Chinese versions of the Affinities and/or the Reference Content, created pursuant to Section 2.3.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.28 “Updating Services” means that upon World Book’s update to or maintenance of the World Book Online Reference Center or the Reference Content, World Book will provide notice, a reference to the affected Articles, and the actual content of the update to HSWI so that HSWI can update and maintain the factual data in the Affinities.  Such services shall be of the scope and nature with which World Book updates and maintains its content in the normal course of its own updating and maintenance process.

1.29 “World Book Brand” is defined in Section 7.4 hereof.

1.30 “World Book Derivatives” means any modifications, updates or other derivative works to the Content based on other Content provided by World Book regardless of who performs such modifications, updates or other derivative works.

1.31 “World Book Online Reference Center” means World Book’s online product found at www.worldbookonline.com or any successor URL thereto.

2. LICENSE GRANT.

2.1 License Grant and Restrictions.

(i) License Grant.  Subject to the terms and conditions set forth herein, World Book hereby grants to HSWI, a perpetual, irrevocable limited license to use, copy, store, archive, distribute, transmit, modify (subject to Section 2.1(iv)), and Display the Content, Images and Affinities in whole or in part, only on the HSWI Websites or in promotions in any media for the HSWI Websites.  The license to each component of the Content, Images and Affinities shall be subject to the term and exclusivity provisions set forth in this Section 2.  The license to each component of the Content, Images and Affinities shall be supplemented by any additional license rights in this Section 2, and in the event of any conflict with this Section 2.1 such other additional license rights in this Section 2 shall prevail.

(ii) Right to Sublicense.  World Book further grants HSWI the right to sub-license the Content, Images and Affinities to users of the HSWI Websites to view, to store, and to make reasonable copies of the Content, Images and Affinities to use such Content, Images and Affinities for non-commercial, private purposes, provided that HSWI sets forth the limited terms of such sublicense in writing in the HSWI Websites’ terms and conditions.  In addition, World Book grants HSWI the right to sub-license the Content for business development purposes, with no more than [*] ([*]%) of the Content being licensed to any single third party, and in limited, non-material usage in other mediums for promotional or public relations purposes.  HSWI may not sublicense the Content, Images or Affinities to any paid-subscription website which is an aggregator of third-party content (for the avoidance of doubt, such shall not include the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

HSWI Websites).  Notwithstanding anything to the contrary herein, attached as Attachment B is a list of companies (the “Competitors II”) which are competitors with World Book and to whom sublicense may be made only with prior written consent of World Book, which World Book may withhold at its sole discretion.  The Competitors II may be modified from time to time by notice to and approval of the other party, not to be unreasonably withheld.  HSWI shall provide World Book on or before June 30th and December 31st of each year with a list of third parties to whom sublicense hereunder has been made during such semiannum.

(iii) No Other Rights.  Except as set forth herein, HSWI has no other right to sublicense the Content except with the advance written consent of World Book.  World Book retains all rights not specifically granted herein.

(iv) Restrictions.  The Content and Images shall be available to Display on the HSWI Websites as one or more individual articles, via commercially available browsers using personal computers, mobile devices, kiosks, or other equipment.  HSWI may modify the Content, including using excerpts, for purposes of exercising its rights under this Agreement, including without limitation, to fit the format and the look-and-feel of the HSWI Websites, for promotion of the Content or HSWI Websites, for allowing third parties to sponsor certain Content, and to include links in the Content to HSWI Websites or third party websites; provided, however, HSWI may not edit, modify, or create derivative works from the Content for purposes of changing the substantive information contained in the Content, except (i) as otherwise approved by World Book in writing; or (ii) as otherwise expressly provided in this Agreement.  HSWI may not Display the Content or Images on any website which is pornographic.  HSWI may not translate the Content provided by World Book hereunder except as set forth in Section 2.3 or for purposes of performing updates.

(v) Third Party Service Provider Rights.  HSWI may permit third party suppliers of services and facilities (including, without limitation, agents, consultants, host providers, data centers, outsource service providers, disaster backup and recovery service providers) to use the Content, Images and Affinities under the terms of this Agreement in support of HSWI exercising its rights under this Agreement.  HSWI also may designate one or more third party suppliers of services as HSWI’s agent for the administration of this Agreement and the receipt of services under this Agreement from World Book.

(vi) Affiliate Rights. All rights granted to HSWI under this Agreement may be exercised by or through HSWI and/or its Affiliates.

2.2 Affinities.

(i) Creation.  World Book shall create and deliver the Affinities in the Delivery Period.  The Affinities will be organized into stand-alone articles around specific topics (each, an “Article”) according to the taxonomy set forth in Schedule A.  Any given Affinity will consist of multiple Articles in the same subject area (i.e., history or life sciences).  There shall be at least one Article for each of those topics identified in Schedule B.  World Book shall create the Affinities based on Reference Content and other content owned or licensed by World Book, including without limitation, various World Book digital databases, print products, outside reference sources or materials acquired by World Book.  World Book will make reasonable efforts to cross check the Reference Content against other World Book products for factual accuracy.  World Book will create the Affinities according to the guidelines and instructions provided by HSWI from time to time, and agreed to by World Book whose consent shall not be unreasonably withheld, and according to the high quality standards for commercially published works, but in no event less than the standards of World Book for its own published works.  If an Affinity does not meet the requirements set forth herein, World Book will promptly revise the Affinity to meet such.  The total amount of material World Book makes available for all Affinities shall be no less than sixteen million (16,000,000) Chinese characters.  Additionally, the Affinities shall collectively contain at least sixteen thousand (16,000) Articles written in simplified Chinese characters, with an average and median number of words per Article of no less than one thousand (1,000) simplified Chinese characters.

(ii) Delivery.  World Book will deliver at least [*] percent ([*]%) of the Articles in the Affinities on or before [*], and at least [*] percent ([*]%) on or before the [*].  World Book will deliver the Affinities according to the following schedule.

Date for Delivery	Affinities for Delivery
a) [*]
Prior to [*]	b) [*]
c) [*]
a) [*]
b) [*]
Prior to [*]	c) [*]
d) [*]
e) [*]
f) [*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

The format and media for the delivery of the Affinities, such as FTP or other mutually-agreeable method, and the XML schema and applicable metadata requirements are set forth in Schedule C.

(iii) Scope of License for Affinity & Content Included in Affinity.  Subject to the terms and conditions of this Agreement, World Book grants HSWI the right to use, copy, store, archive, distribute, transmit, modify, translate (subject to Section 2.3), and Display the Content that comprises the Affinities as part of the Affinities, and the Affinities themselves, in any manner and in any digital media (and to sublicense such rights to third parties), provided that HSWI does not resell all or license substantially all of the Content for a fee to other content publishers.  The term of the license for the Content delivered to HSWI as part of the Affinities, and the Affinities themselves, shall be perpetual, Exclusive, and irrevocable.  World Book shall have no right to allow any party other than HSWI, including World Book, to publish, distribute, duplicate, or otherwise use the Reference Content that comprises the Affinities on the Open Free Web for purposes of creating any materials that are the same or similar to the Affinities and published online or in any other free digital media.  World Book shall have no right to use the Reference Content that comprises the Affinities on the Open Free Web except for purposes of performing its obligations to HSWI under this Agreement.  HSWI may not brand the Affinities with the word “Encyclopedia.”  Notwithstanding anything to the contrary in this Agreement, the Affinities or the underlying Reference Content and/or Images may not be Displayed as an Encyclopedia.  World Book shall not license to any third parties or otherwise use the Content as Affinities in any digital form during the term of the license.

(iv) Scope of License for Images Included in Affinity.  World Book grants HSWI the right to use, copy, store, archive, distribute, transmit, modify, translate (subject to Section 2.3), and Display the Images as part of the Affinity.  The term of the license for the Images delivered to HSWI as part of the Affinity, shall be perpetual and irrevocable.  [*] ([*]) of the Images shall be Exclusive for the Open Free Web.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.3 Translated Content.

(i) Right to Create Translated Content.  Where rights permit, HSWI shall have the right to translate the Affinities for Display on the Open Free Web on HSWI Websites. HSWI shall, promptly after creating such Translated Content, provide World Book with a copy of the Translated Content in a format and manner acceptable to the parties.  HSWI shall advise World Book that it desires to translate the Affinities prior to commencing such translation and World Book shall notify HSWI if World Book does not hold the rights necessary to allow HSWI to translate any Articles or portions thereof.  HSWI may not Display the Translated Content as an Encyclopedia, and may not translate any Affinity for which a same subject-matter Affinity has not been previously licensed by HowStuffWorks, Inc.  Additionally, if HSWI translates any of the Affinities into English, HSWI’s sole rights to publish such English Translated Content shall be as a translation on those foreign language HSWI Websites which are not intended for English-language audiences.  Notwithstanding the foregoing, HSWI may not translate any Affinity into English for which a same subject Affinity has not been previously licensed by World Book to HowStuffWorks, Inc.

(ii) Scope of License.  The term of the license for Translated Content shall be for a term of [*] ([*]) years from the time such Translated Content is first Displayed on an HSWI Website.  In addition, such license for Translated Content shall be Exclusive for Display on the Open Free Web.  At the end of such [*] ([*]) year period, HSWI shall have the right to renew the Agreement under materially the same terms or shall have an option to purchase the Translated Content outright to the extent rights permit and to the extent the parties mutually agree to terms for such sale.

2.4 Non-Display.  HSWI may, in its sole discretion, decide not to Display Content obtained from World Book.  If HSWI elects in a written notice to World Book that HSWI will not Display any such Content, notwithstanding anything to the contrary herein, the license to such Content shall be non-Exclusive.

2.5 Exclusivity.  Commencing on the Effective Date and continuing for eighteen (18) months, World Book shall work exclusively with HSWI to publish Chinese language Content for the Open Free Web and shall not itself, directly or indirectly, publish Chinese language Content for the Open Free Web.  For purposes of clarity, and except as otherwise set forth herein, World Book maintains the right to continue to publish Content and Images for its paid-subscription websites and other existing or new partner paid-subscription websites, provided that such are not within the definition of the Open Free Web.  Additionally commencing on the Effective Date and continuing for eighteen (18) months, World Book shall offer HSWI a right of first refusal to create any paid-subscription Chinese language websites, which do not exist as of the date hereof, using the Content on equal or better terms as agreed to between World Book and a third party.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.6 Updating Services. World Book shall provide Updating Services to HSWI until the later of: (a) such time as World Book’s cessation of providing Updating Services to HowStuffWorks, Inc. or its successor, but such Updating Services shall be only for the same Content under this Agreement for which World Book is obligated to provide Updating Services to HowStuffWorks, Inc. or its successor; (b) such time as the Royalties paid in a given year are less than $[*]; or (c) [*] years from the Effective Date.  World Book shall provide the updates in the manner and form as set forth in Schedule D.  HSWI acknowledges that the Updating Services will not be automated and may require review and editing by HSWI.  Notwithstanding anything to the contrary, HSWI shall have the right to update the Content, Affinity and Images to correct errors or alleged errors (including, without limitation, errors of omission) in such or in response to third party claims related to the Content, Images or Affinity, and may use World Book content and data in connection with such updates.  World Book shall provide the Updating Services in English, and HSWI may translate any such updates into Chinese only.  Any authored content provided under the Updating Services, even when translated into Chinese by HSWI, shall be subject to the license herein for that Content which is being updated, and for the avoidance of doubt shall not be considered Translated Content.

3. INTELLECTUAL PROPERTY RIGHTS; OWNERSHIP AND LICENSES.

3.1 World Book’s Ownership Rights.  World Book shall own all right, title and interest, including all Intellectual Property Rights, in and to the Content and in all Intellectual Property Rights in the Content, including, without limitation, World Book Brands (as defined in Section 7.4) and any derivative works to any of the foregoing.  HSWI shall have no proprietary interest in the Content, other than the license rights set forth herein.

3.2 HSWI’s Ownership Rights.  HSWI shall own all right, title and interest, including all Intellectual Property Rights, in and to (i) the HSWI Websites, their look and feel and the software code or web site infrastructure that it develops, licenses, or purchases to support Display of the Content; and (ii) the HSWI Modifications.

3.3 Documents.  Each party agrees (without further compensation) to execute any applications, agreements and instruments and to do all other things reasonably requested by the other party, at the requesting party’s expense (both during and after the term of this Agreement) in order to vest the rights provided in this Agreement.

4. PAYMENT.

4.1 Royalties.

(i) Royalty Rates.  HSWI shall pay to World Book Royalties calculated as a defined percentage of the Net Revenue received by HSWI from

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

advertising generated directly from Content by web pages containing Content or any portion of the Content provided by World Book to HSWI hereunder.  The Royalty rate shall be [*] percent ([*]%) on the Affinities and Reference Content; and [*] percent ([*]%) on Translated Content.

(ii) Payments/Advances.  During the applicable Contract Period, HSWI shall pay World Book non-refundable advances towards the Royalties in the amounts set forth below ( “Payments/Advances”):

	Due Date	Amount
	[*]	$[*]
[*]	[*]	$[*]
	[*]	$[*]
	[*]	$[*]
	[*]	$[*]
[*]	[*]	$[*]
	[*]	$[*]
	[*]	$[*]
	TOTAL	$[*]

World Book will submit invoices to HSWI for the Payments/Advances at least [*] ([*]) days prior to the due date of such Payment/Advance, with the exception of the first payment which shall be due [*].  No Royalty payments will be due until the amount of the Royalties exceed the amount of the Payments/Advances described above for the development and delivery of the Affinities and Content licensed hereunder, and then Royalties will only be owed for any Royalties in excess of the amount of the Payments/Advances, as further detailed in the following Sub-Section.  If, subsequent to the Effective Date and prior to the end of 2009, HowStuffWorks, Inc. enters into one or more new agreements or modifies an existing agreement with World Book to license content with guaranteed payment obligations in such new agreement or in such modification totaling at least [*] dollars ($[*]) in additional fees, then each of HSWI’s [*], and [*], [*] shall be reduced from $[*] to $[*].  Nothing paid in Contract Period 1 pursuant to the [*], as amended shall be used to calculate guaranteed payment obligations hereunder.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iii) Calculation and Payment of Excess Royalties.  Royalties for Content will be calculated based on the Royalty rates set forth in Subsection (i) and compared to the Payments/Advances paid by HSWI during the term of this Agreement.  If such calculated Royalties exceed all Payments/Advances paid during the term of this Agreement (“Excess Royalties”), HSWI will pay such Excess Royalties within [*] ([*]) days after the end of the calendar year in which such Excess Royalties were earned.  Additionally, within [*] ([*]) days after the end of each calendar year, HSWI will provide to World Book a report of its Royalty calculations.  If Excess Royalties are earned before all Payments/Advances have been paid, the Excess Royalties will be deducted from future Payments/Advances.  In the event that Royalties are [*] than Payments/Advances, [*].  By way of example, if the calculated Royalties for 2008 are $[*].  Royalty statements shall be final and accepted by the parties unless World Book has, in good faith, notified HSWI of the amount and specific reasons for the dispute within [*] ([*]) days from the date of the statement.

4.2 Buy-Out Option.  HSWI shall have the right at any time following [*] to pay World Book a single fee (the “Buy-Out Fee”), the payment of which would eliminate HSWI’s obligation to pay any further Excess Royalties.  The Buy-Out Fee shall be the [*] of: a) the amount [*], or b) an amount equal to [*] times the calculated Royalties of the most recent calendar year.

4.3 Taxes.  To the extent required, HSWI shall pay all sales, use or similar state or local taxes in connection with this Agreement, except for employment taxes or taxes related to World Book’s income.

5. AUDIT.  HSWI shall maintain complete and accurate records to support and document the Royalties owed under this Agreement in accordance with generally accepted accounting principles consistently applied and to document compliance with the terms of this Agreement.  HSWI shall also provide reasonable assistance to World Book or its designated agent to conduct audits to confirm the payments hereunder.  Any such audit will be conducted upon [*] ([*]) days notice and during regular business hours, and shall be at [*] expense, unless such audit reveals a discrepancy of more than [*] percent ([*]%) in the total applicable amount reported by HSWI, in which case [*] shall pay for, or reimburse [*] the cost of, such audit.  Any such audit shall be conducted by an independent certified public accounting firm which is not engaged in performing other work for World Book or its affiliates; which agrees to enter into a confidentiality agreement with HSWI; and which is not compensated in any manner of contingency arrangements on the basis of its findings.  HSWI further agrees that until the expiration of [*] ([*]) year after the termination of this Agreement, HSWI will make available upon written request to World Book or any of its duly authorized representatives, this Agreement and books, documents, and records of HSWI that are necessary to verify the nature and extent of the revenue derived by HSWI from advertising related to the Content hereunder.  No more than [*] audit may be conducted in any [*] month period, unless the then-most-recent audit reveals a discrepancy of more than [*] percent ([*]%) in the total applicable amount reported by HSWI.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6. TERM, EXTENSION, AND TERMINATION.

6.1 Term.

(i) Term of Agreement.  This Agreement shall commence on the Effective Date and, except as set forth in Subsection (ii), continue in full force and effect through the Delivery Period.

(ii) Term of Licenses.  Notwithstanding Subsection (i), certain license grants for Content, Images and Affinities extend beyond the expiration or earlier termination of this Agreement as set forth herein.  With respect to such Content, Images and Affinities, the terms and conditions of this Agreement shall continue to apply.

6.2 Termination for Cause or Bankruptcy.  This Agreement may be terminated by a party in the event of:

(i) any material default in, or material breach of, any of the material terms and conditions of this Agreement by the other party, which default continues in effect after the defaulting party has been provided with written notice of default and sixty (60) days to cure such default;

(ii) the commencement of a voluntary case or other voluntary proceeding seeking liquidation, reorganization or other relief with respect to the other party of its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, that authorizes the reorganization or liquidation of such other party or its debt or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

(iii) the other party’s consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or

(iv) the other party’s making a general assignment for the benefit of creditors; or the other party’s being adjudicated insolvent; or the other party taking any corporate action to authorize any of the foregoing.

6.3 Effect of Termination.  Upon the expiration or termination of this Agreement, HSWI shall pay World Book all amounts due and owing up to the date of termination, within [*] ([*]) days after such expiration or termination.  In addition, upon the expiration or termination of the applicable license, HSWI shall cease to Display the applicable Content that is not licensed under a perpetual license, return or destroy such Content within [*] ([*]) days after such expiration or termination at the direction of World Book, and, upon request by World Book, certify completion of the return or destruction in writing.  There shall be no effect upon the applicable Content that is licensed under a perpetual license.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.4 Remedies.  The termination or expiration of this Agreement for any reason shall not affect either party’s rights or obligations arising prior to the effective date of such termination.  For purposes of clarification, upon a Significant Breach of this Agreement by HSWI which remains uncured, the rights to publicly use the World Book Brand as set forth in Section 7.4 may be revoked by World Book.  Notwithstanding anything in this Agreement to the contrary, the rights and remedies of the parties as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it at law or in equity.

6.5 Equitable Relief.  Each party acknowledges that its breach of certain provisions of this Agreement would cause irreparable injury to the other party for which monetary damages may not be an adequate remedy.  Accordingly, each party will be entitled to seek injunctions and other equitable remedies in the event of such a breach or threatened breach by the other party, or to seek specific performance of any provision hereof.  A party’s right to seek equitable relief shall not limit in any manner such party’s respective rights to seek other and/or additional remedies at law or in equity.

7. CONFIDENTIALITY.

7.1 Protection of Confidential Information.  Solely for the purposes of the use and disclosure of Confidential Information, each of World Book and HSWI is defined to include such party’s directors, officers, employees, legal counsel, and consultants, with a need to know, and who are advised by such party of the confidential nature of the information or who are required to execute a nondisclosure agreement with the confidentiality terms at least as restrictive in all material respects as set forth in this Agreement.  Each party shall maintain all of the Confidential Information disclosed to it by the other party in strict confidence and will protect such information with the same degree of care that each party exercises with its own Confidential Information, but in no event less than a reasonable degree of care.  Each party may use the Confidential Information disclosed to it by the other party only to perform its obligations under this Agreement.  Except as provided in this Agreement, neither party shall use or disclose any Confidential Information disclosed to it by the other party without the express prior written consent of such disclosing party.  Neither party shall decompile, disassemble, or reverse engineer any Confidential Information disclosed to such party by the other party, and any information derived in violation of such covenant shall automatically be deemed Confidential Information.  All of the Confidential Information, and all copies, extracts, summaries and other reproductions thereof, shall be and remain the property of the respective disclosing party.  Upon written request or upon the expiration of this Agreement, all Confidential Information (and all copies thereof) will be returned to the party disclosing such or destroyed, with written certification thereof, except that one archival copy of written material to be kept confidential and segregated from the parties’ regular files may be retained by each party’s legal counsel solely for purposes of verifying compliance with this Agreement.

7.2 Disclosures Required by Law.  If a party is required to disclose Confidential Information received from the other party, by law or a governmental authority, including, without limitation, pursuant to a subpoena, court order, interrogatories, civil investigation demand, or other process, such Confidential Information may be disclosed, provided that the disclosing party, if permitted: (a) promptly notifies the other party  of the disclosure requirement; (b) cooperates with the other party’s efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded Confidential Information; and (c) furnishes only Confidential Information that is legally compelled to be disclosed according to advice of its legal counsel.

7.3 Disclosures to Investors.  HSWI may disclose the contents of this Agreement to promote investment to potential financial investors or institutions, provided that such parties are subject to a confidentiality agreement at least as restrictive in all material respects as the confidentiality terms in this Agreement.

7.4 Use of World Book Brand.  Except as set forth herein, neither party shall issue any press releases or public statements concerning this Agreement or the subject matter herein without the other party’s prior written agreement, except as required by law.  World Book grants no right to HSWI for the use or Display of World Book’s brands, logos, service marks, or other trade names or trademarks of World Book (“World Book Brand”) in any manner, except as permitted in this Section.  HSWI may not use the World Book Brand to promote the Content on any of the HSWI Websites to existing or potential users.  HSWI may use World Book’s name solely to promote advertising or investment to potential advertising clients or financial investors or institutions.  Notwithstanding the foregoing, and subject to the terms and conditions of this Agreement, HSWI may identify the Content on the HSWI Websites and elsewhere as “From the editors of World Book, Inc.,” in simplified Chinese language as set forth in Schedule E or such other credit or credits as the parties hereto may mutually agree in writing, except for any of that Content which has been modified without the approval of World Book.  Additionally, World Book agrees to cooperate with HSWI’s issuing a press release within one month of entering into this Agreement which identifies HSWI as receiving exclusive content created by World Book and includes relevant quotes from World Book executives.  Any press releases issued by HSWI including the World Book Brand shall be previously approved in writing by World Book, which consent shall not be unreasonably withheld.

7.5 Required Disclosures.  Notwithstanding the foregoing, World Book acknowledges that HSWI is a publicly listed company subject to various disclosure regulations.  In connection with such, World Book acknowledges that HSWI may disclose in its regulatory filings, investor communications, and associated statements the World Book Brand and those aspects of this Agreement that HSWI reasonably finds are required to be disclosed by law or regulation.  HSWI will use its commercially reasonable efforts to consult with World Book on any such legally required public disclosures of the World Book Brand and this Agreement.

7.6 The restrictions on use and disclosure of Confidential Information under this Section 7 shall remain in effect [*] ([*]) years following disclosure of the Confidential Information; provided, however, for trade secrets such restrictions shall continue for so long as such information is deemed a trade secret under applicable law.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Mutual Representations.  Each party represents and warrants to the other party that:

(i) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii) It has the corporate and/or other legal capacity, authority and power to execute, deliver, and perform its obligations under this Agreement and any other document relating hereto to which it is a party, and has taken all necessary action to authorize such execution, delivery and performance;

(iii) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement and any other document relating hereto to which it is a party have been obtained or submitted and are in full force and effect and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with;

(v) Its obligations under this Agreement and any other document relating hereto or thereto to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(vi) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any other document relating hereto to which it is a party or its ability to perform its obligations under the same;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(vii) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator related to the violation of the Intellectual Property Rights of a third party related to the subject matter of this Agreement; and

(viii) It is not relying upon any representations of the other party other than those expressly set forth in this Agreement or any other document relating hereto.

8.2 HSWI’s Representations and Warranties.  HSWI hereby represents and warrants that it has all applicable rights in and to the HSWI Websites and the HSWI Websites do not and will not infringe or misappropriate the Intellectual Property  Rights of any third persons.

8.3 World Book’s Representations and Warranties.  World Book hereby represents and warrants that:

(i) it has all applicable rights in and to the Content and the Content does not and will not infringe or misappropriate any Intellectual Property Rights of any third persons;

(ii) it will perform all services in a professional, diligent, and workmanlike manner;

(iii) the Content will be free from material errors or inaccuracies;

(iv) the Content will comply with all laws and regulations of the People’s Republic of China, including without limitation for distribution, publication and educational use as contemplated herein; and,

(v) the Content as delivered by World Book is expressly approved by or within the applicable guidelines of the national government, any ministries, and provincial governments, as applicable, of the People’s Republic of China for distribution, publication and education use as contemplated herein.

In the event of a breach of the foregoing warranties, and without limitation to any other remedies of HSWI, World Book shall promptly remedy the breach at no additional cost or expense to HSWI.

8.4 Disclaimer.  EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, AS TO THE ACCURACY OR COMPLETENESS OF THE CONTENT.  TO THE FULL EXTENT ALLOWED BY APPLICABLE LAW, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE.

9. INDEMNIFICATION.

9.1 HSWI  HSWI hereby agrees to defend, indemnify and hold harmless World Book and its officers, directors, agents, and employees from all costs, damages, liabilities and expenses (including reasonable attorneys fees) arising out of: (a) any third party claim or action alleging that any of the following infringe or misappropriate the Intellectual Property Rights of a third party: (i) the HSWI Websites or the HSWI trade dress utilized in the Display of the Content on the HSWI Websites; (ii) any Translated Content; or (iii) any HSWI Modifications and any World Book Derivatives independently created by or on behalf of HSWI; and/or (b) any third party claim or action arising out of HSWI’s material breach of this Agreement; provided that (i) World Book notifies HSWI promptly in writing of any such threat, claim, and/or proceedings related thereto; (ii) HSWI is given the opportunity to assume sole control over the defense and all related settlement negotiations, except that World Book shall have sole authority over approval of any settlement that admits fault or liability on the part of World Book; and, (iii) World Book provides HSWI with all reasonably necessary assistance, information and authority to perform the foregoing at HSW’s expense.  Notwithstanding anything to the contrary, the indemnity under this Section shall not apply to the extent the Content provided by World Book, or any accurate translation, contributes or results in an infringement or misappropriation of the Intellectual Property Rights of a third party.

9.2 World Book.  World Book hereby agrees to defend, indemnify and hold harmless HSWI, its Affiliates, and their officers, directors, agents, employees, advertisers, service providers, end users and related entities from all costs, damages, liabilities and expenses (including reasonable attorneys fees) arising out of: (a) any third party claim or action alleging that the Content, Affinities and Images (excluding any World Book Derivatives independently created by or on behalf of HSWI) in the manner delivered by World Book or as contemplated for HSWI’s use hereunder infringes or misappropriates any Intellectual Property Rights of any third party; and/or (b) any third party claim or action arising out of World Book’s material breach of this Agreement; provided that: (i) HSWI notifies World Book promptly in writing of any such threat, claim, and/or proceedings related thereto; (ii) World Book is given the opportunity to assume sole control over the defense and all related settlement negotiations, except that HSWI shall have sole authority over approval of any settlement that admits fault or liability on the part of HSWI; and, (iii) HSWI provides World Book with all reasonably necessary assistance, information and authority to perform the foregoing at World Book’s expense.

10. LIMITATIONS OF LIABILITY.

10.1 EXCEPT FOR EITHER PARTY’S VIOLATION OF THE CONFIDENTIALITY OBLIGATIONS AND FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNT OF THE FEES PAID OR PAYABLE UNDER THIS AGREEMENT.

10.2 EXCEPT FOR EITHER PARTY’S VIOLATION OF THE CONFIDENTIALITY OBLIGATIONS AND FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES, OR LOST PROFITS, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. MISCELLANEOUS PROVISIONS.

11.1 Force Majeure.  In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communication lines (a “Force Majeure Event”), the party who has been so affected shall promptly give written notice to the other party and shall use commercially reasonable efforts to resume performance.  Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

11.2 Notice.  All notices, demands, requests or other communications required or permitted under this Agreement will be deemed given when (i) personally delivered; (ii) upon receipt after being sent by registered U.S. mail, return receipt requested; or (iii) upon receipt after being sent by commercial overnight carrier service with tracking capabilities to the address of the party set forth below, or such other address as such party last provided to the other party by written notice.

World Book, Inc.
233 North Michigan Avenue
Suite 2000
Chicago, IL 60601
Attn: Chief Financial Officer

HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road,
Suite 1600
Atlanta, Georgia  30326
Attn: Chief Executive Officer

with a copy to:

HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road,
Suite 1600
Atlanta, Georgia  30326
Attn: General Counsel

11.3 Waiver.  Failure to enforce any term of this Agreement at any time for any period shall not be construed as a waiver of such rights.  No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.4 Amendments.  No changes or modifications to any provision of this Agreement shall be effective unless made in writing and signed by both parties.

11.5 Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the parties will substitute a new enforceable provision of like economic intent and effect.

11.6 Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes thereto, shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law principles.  Venue for any proceedings not subject to arbitration under this Agreement shall be in the state and federal courts located in New York, New York.

11.7 Arbitration.  If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the Parties shall seek to resolve any such dispute between them; first, by negotiating promptly with each other in face-to-face negotiations.  Any controversy or claim arising out of or relating to the interpretation, enforcement or breach of this Agreement that cannot be resolved within fifteen (15) business days (or such period as the Parties shall otherwise agree) through face-to-face negotiations shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Arbitration shall be by a single arbitrator mutually acceptable to the parties and experienced in the matters at issue and selected by the Parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association.   If the parties are unable to agree upon a single arbitrator, each party shall select an arbitrator and the two arbitrators shall select the third arbitrator.  The arbitration shall only be held in New York, New York.  The decision of the arbitrator shall be final and binding and may be enforced in any court having jurisdiction over the subject matter or either of the Parties, except that each party reserves all rights of appeal.  The arbitrator(s) shall determine to what extent each of the Parties shall bear the costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees and expenses) on the basis of the arbitrator’s assessment of the relative merits of the Parties’ positions.

11.8 Assignment.  Except as set forth herein, the parties shall not have any right or ability to assign, transfer, or sublicense any obligations or benefit under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, except that, upon written notice to the other party, a party (i) may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to substantially all its business, stock, or assets related to this Agreement, including, without limitation, to a Competitor (as defined below) (an “Acquisition”); and (ii) may assign or transfer any rights to receive payments hereunder.  Notwithstanding the foregoing, attached as Attachment C is a list of companies (the “Competitors”) to whom assignment of this Agreement outside of an Acquisition may be made only with prior written consent of the other party, which the other party may withhold at its sole discretion.  Such list of Competitors may be modified from time to time by notice to and approval of the other party, not to be unreasonably withheld.  In the event of an assignment of this Agreement in connection with an Acquisition of HSWI by any party other than a Competitor, notwithstanding anything to the contrary herein, such acquiring party’s license to the Content shall be expanded, to the extent the licenses are available, to include also such acquiring party’s paid subscription site(s) (if any) so long as: (i) such acquiring party’s paid subscription site(s) are not primarily marketed to the school and/or library market; and (ii) such Content is not provided to any Competitor or Competitor II; and (iii) the Royalties shall also be calculated as the applicable defined percentage of the Net Revenues received by HSWI from subscription fees generated on the paid-subscription websites where the Content is Displayed.  In addition, in the event of an Acquisition of HSWI by a Competitor of World Book, in no event shall the Content be provided to such Competitor or to any Competitor II.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prevent an Acquisition of HSWI by any party, including without limitation a Competitor.

11.9 Additional Actions and Documents.  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.  However, in no case will World Book be required to execute any lien UCC documentation for public filing.

11.10 Headings.  Section headings contained in this Agreement are inserted for convenience or reference only, shall not in no way affect the interpretation of any of the provisions herein.

11.11 Independent Contractors.  Notwithstanding any provision hereof, for purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, a joint venturer, or an agent of the other party, and shall not bind nor attempt to bind the other party in any way without prior written consent.

11.12 Survival.  Sections 1, 2, 3, 4, 6.1(ii), 6.3, 6.4, 6.5, 7, 8, 9, 10 and 11 shall survive the expiration or termination of this Agreement for any reason.

11.13 Entire Agreement.  This Agreement, including all Attachments hereto, constitutes the entire agreement of the parties and supersedes all proposals, oral or written, all negotiations, conversations, discussions, or agreements between the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

[Signatures Follow On Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of its Effective Date.

AGREED:

HSW International, Inc.		WORLD BOOK, INC.

By:	/s/ Bradley T. Zimmer	By:	/s/ Donald Keller

Name:	Bradley T. Zimmer	Name:	Donald Keller

Title:	Executive Vice President & General Counsel	Title:	VP & CFO

LIST OF ATTACHMENTS

Attachment A                                List of HSWI Affiliates

Attachment B                                List of Competitors II

Attachment C                                List of Competitors

Schedule A                                    Taxonomy Schedule

Schedule B                                    Article Schedule

Schedule C                                    Format and Delivery Schedule

Schedule D                                    Updating Format

Schedule E                                    World Book Brand Translation

Attachment A

HSWI AFFILIATES

1.	HSW (HK) Inc. Limited
2.	HSWI (HK) Holdings, Ltd.
3.	HSW Brasil – Tecnologia e Informacao, Ltda.
4.	Bowenwang Technology (Beijing) Limited Liability Company
5.	HSW (PRC) Co.
6.	BoNet (Beijing) Technology Limited
7.	Intac International, Inc.
8.	[*]
9.	[*]
10.	[*]
11.	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Attachment B

COMPETITORS II

·[*]

·[*]

·[*]

·[*]

·[*]

·[*]

·[*]

·[*]

·[*]

·[*]

·[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Attachment C

COMPETITORS

World Book Competitors

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule A

AFFINITIES TAXONOMY

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule B

ARTICLES

The topics for the Articles include the following, which may be expanded upon.

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule C

FORMAT & DELIVERY

To Be Determined

Schedule D

UPDATING FORMAT

Updating Services shall be provided in the following or substantially similar format, e-mailed by World Book to an address or addresses specified by HSWI.  Data for such will be provided, expressed as [*], in the form [*], or as World Book [*], in order by World Book [*].

[*]
[*]

[*]

[*]
[*]

[*]

[*]

[*]

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule E

WORLD BOOK BRAND TRANSLATION

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.